Exhibit 99.1

MoneyOnMobile Rights Offering Subscription Period Extended to Friday, June 22

DALLAS and MUMBAI, INDIA – (June 7, 2018) – MoneyOnMobile, Inc. (OTCQB: MOMT) notifies it’s right holders that its rights offering has been extended to expire on June 22, 2018, and to contact their financial advisor in regards to the timing and procedures for exercising their subscription rights, as all broker-dealers have different cut off dates and times for processing subscriptions in advance of June 22nd. Right holders should also be aware that a medallion stamp or notary are not required to complete the Rights Subscription.

As of yesterday, MoneyOnMobile has received approximately $5.4 million in aggregate irrevocable subscriptions for the purchase of common stock at $6.00 per share, exceeding the $4 million minimum objective and less than the $10 million maximum.

“We are excited to have the support of our shareholders during this rights offering. We have heard from many of the right holders who expressed a need for additional time to complete the paperwork required for participating in this offer. We note that the medallion stamp is not required for this process, despite previous instructions,” said Harold Montgomery, CEO and Chairman.

Questions about the rights offering or requests for copies of the prospectus, when available, may be directed to Mackenzie Partners at (800)322-2885 or rightsoffer@mackenziepartners.com

As a reminder, this right offering allows its shareholders the opportunity to maintain or increase their respective ownership in the company by exercising their subscription rights. MoneyOnMobile distributed to its shareholders of record non-transferable subscription rights to purchase one share of MoneyOnMobile common stock for each share of common stock held or common stock issuable upon conversion of preferred stock held at 4:00 p.m., Eastern Time, on May 11, 2018. Holders who fully exercise their basic subscription privilege will be entitled to purchase additional shares of common stock via the over-subscription privilege (should any of the offering remain unsubscribed at the expiration of the subscription period). This rights offering shall not exceed $10 million (approximately 1,666,667 million shares of Common stock) and be no less than $4 million (approximately 666,667 shares).

Calendar for 2018 rights offering:

Wednesday, May 16 Subscription Period Began

Friday, June 22 Subscription Period Ends by 5:00 PM ET

Details of the rights offering are set out in the registration statement on Form S-1/A, as amended, file number 333-223935, and related prospectus or prospectus supplement(s) filed with the SEC, which are available on the SEC’s website at: http://bit.ly/MOMTsecEDGAR

MoneyOnMobile intends to use the net proceeds from the rights offering to provide working capital to expand growth in India and for general corporate purposes.

MoneyOnMobile has engaged Advisory Group Equity Services, Ltd. doing business as RHK Capital as Dealer-Manager in the offering, Mackenzie Partners, Inc. as Information Agent and Securities Transfer Corporation as Subscription Agent. Questions about the rights offering or requests for copies of the prospectus, when available, may be directed to Mackenzie Partners at (800)322-2885 or rightsoffer@mackenziepartners.com

About MoneyOnMobile, Inc.

MoneyOnMobile, Inc. is an India focused mobile payments technology and processing company offering mobile payment services. MoneyOnMobile enables Indian consumers to use mobile phones to pay for goods and services or transfer funds from one cell phone to another. It can be used as simple SMS text functionality or through the MoneyOnMobile application or internet site. MoneyOnMobile has more than 350,000 retail locations throughout India.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on July 6, 2017. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Web site: www.MoneyOnMobile.in

Twitter: https://twitter.com/MoneyOnMobile

Facebook: https://www.facebook.com/MoneyOnMobile.Official/

LinkedIn: https://www.linkedin.com/company/moneyonmobile

YouTube: https://www.youtube.com/c/MoneyOnMobileofficial

Media Contact (Global):

Greg Allbright

Head of Global Communications

Dallas, Texas

+1 (214) 208-0923

gallbright@moneyonmobile.in

Investor Relations:

Integra Consulting Group, LLC

Jeremy G. Roe, Founder, Managing Partner

+1 (925) 262-8305

jeremy@integracg.net